AMENDMENT TO DISTRIBUTION AGREEMENT

THIS AMENDMENT is entered into as of April 1, 2026 by and among AMG Distributors, Inc. (“AMGD”), a Delaware corporation, Pantheon Ventures (US) LP (“Affiliate”), a Delaware limited partnership that is an affiliate of AMGD, and AMG Pantheon Credit Solutions Fund, a Delaware statutory trust (the “Fund”) (the “Amendment”).

WHEREAS, AMGD, Affiliate and the Fund entered into a Distribution Agreement effective as of April 1, 2024 (the “Agreement”); and

WHEREAS, AMGD, Affiliate and the Fund desire to amend the agreement.

NOW, THEREFORE, in consideration of the mutual promises and intending to be legally bound, the parties hereby agree as follows:

1.	Section 2(a)(ii) of the Agreement is hereby amended and restated in its entirety as follows:

“(ii) In addition to the foregoing, the Fund agrees to pay to AMGD distribution and/or service fees pursuant to Rule 12b-1 under the 1940 Act, to be paid monthly at an annual rate of 0.75% of the average daily net assets of the Class M Shares.”

2.	Terms defined in the Agreement and not otherwise defined herein shall retain their meanings as defined in the Agreement.

3.	All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date listed above.

AMG DISTRIBUTORS, INC.		PANTHEON VENTURES (US) LP

By:	/s/ Keitha L. Kinne	By:	/s/ Kara Zanger
Name:	Keitha L. Kinne	Name:	Kara Zanger
Title:	President	Title:	Authorized Signatory

AMG PANTHEON CREDIT SOLUTIONS FUND

By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne
Title:	President and Chief Executive Officer